ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Series Trust II

Columbia Large Cap Value Fund (formerly known as Columbia Diversified Equity Income Fund)

Effective February 28, 2018, the Fund changed its name from Columbia Diversified Equity Income Fund to Columbia Large Cap Value Fund and made certain changes to its principal investment strategies, including modification of the Fund’s 80% investment policy to reflect the Fund’s new name. Such revised policies are described in a supplement, dated December 20, 2017, to the Fund’s prospectus filed with the Securities and Exchange Commission on December 20, 2017, pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-17-374901), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

Columbia Quality Income Fund (formerly known as Columbia U.S. Government Mortgage Fund)

Effective April 20, 2018, the Fund made certain changes to its principal investment strategies. These changes included, among other things, allowing the Fund to invest at least 80% of its net assets in mortgage-related securities. The Fund invests at least 60% of its net assets in mortgage-related securities that are U.S. Government Securities and at least 80% of its net assets in securities rated investment grade by a nationally recognized statistical rating organization or, if unrated, determined to be of comparable quality. The Fund may invest up to 20% of its net assets in debt instruments that, at the time of purchase, are rated below investment grade or are unrated but determined to be of comparable quality (commonly referred to as “high-yield” investments or “junk” bonds).

Such revised policies are described in a supplement, dated February 2, 2018, to the Fund’s prospectus filed with the Securities and Exchange Commission on February 2, 2018 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-18-030499), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.